Exhibit 10.34

CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE

THIS CONTRACT FOR PURCHASE AND SALE OF REAL ESTATE (“Contract”) is made and entered into on January 10, 2024 (the “Effective Date”), by and between CITY OF MUSKOGEE, a charter city organized under the constitution of the State of Oklahoma, hereafter referred to as “Seller”, and STARDUST POWER LLC, a Delaware limited liability company, licensed to do business in the State of Oklahoma, hereinafter referred to as “Buyer”. Buyer and Seller may each be referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Seller is the owner of that certain property located in Muskogee County, State of Oklahoma, more particularly described on Exhibit A attached hereto and by reference made a part hereof (the “Property”);

WHEREAS, Seller granted to Buyer an option to purchase the Property (the “Option”) pursuant to that certain Exclusive Option to Purchase Agreement dated May 31, 2023, as amended (the “Option Agreement”). The capitalized terms used herein and not otherwise defined will have the meanings set forth in the Option Agreement;

WHEREAS, Buyer desires to acquire the Property for the purpose of developing, operating and maintaining a full scale lithium battery refinery and related facilities (the “Refinery”). The Refinery will produce lithium, lithium carbonate, lithium hydroxide and other products from brine and other materials. The related facilities may include, without limitation, downstream partnerships and supply chain operations such as research, development and innovation facilities which may involve anode, cathode, and electrolyte production, manufacturing facilities, including batteries, battery components and automobile original equipment manufacturers (OEM), recycling, separation and recharging technology and operations and facilities related thereto or associated therewith (collectively, the “Intended Uses”); and

WHEREAS, Buyer has exercised the Option and the Parties desire to enter into this Contract to set forth the terms upon which Buyer will purchase and Seller will sell the Property, as hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and the payments to be made by Buyer as hereinafter set forth, Seller agrees to sell and Buyer agrees to buy the Property subject to the following terms and conditions:

1)

EXERCISE OF OPTION AND ANNOUNCEMENTS AUTHORIZED. Buyer has exercised the Option and Seller agrees that Buyer may make such press releases and public announcements with respect to its right to purchase the Property as Buyer deems appropriate; provided that Buyer will provide Seller with a courtesy copy of each such press release or public announcement at least two (2) business days in advance of the release thereof and Buyer will not materially modify such press release or public announcement without again providing a courtesy copy to Seller. The press releases and public announcements will not disclose the Purchase Price (defined below) for the Property, but Buyer may disclose the economic terms hereof, including the Purchase Price, to potential investors, lenders, advisors, regulators, governmental authorities and others having an interest in the economic terms hereof, as determined appropriate by Buyer and any such disclosure to such parties will not be considered a press release or public announcement.

2)

PURCHASE PRICE. The purchase price shall be One Million Six Hundred Sixty-Two Thousand Thirty Dollars ($1,662,030.00) (“Purchase Price”) to be paid to Seller by federal wire transfer or other certified funds, subject to any prorations or adjustments set forth in this Contract.

3)

PRORATIONS. Seller shall pay all ad valorem taxes and special assessments prior to the year of Closing. All ad valorem taxes payable during the calendar year of Closing shall be prorated on the basis of the year of Closing between Buyer and Seller to the time of Closing. Seller confirms that there are no special assessments against the Property for the calendar year of Closing and no special assessments are presently intended by Seller after Closing. If the amount of the ad valorem taxes cannot be ascertained as of the date of Closing, such proration shall be on the basis of the taxes paid for the preceding year.

4)

PURCHASE PRICE CREDITS. At Closing, Buyer shall receive a credit toward the Purchase Price in the amount of (i) the Option Payments and Extension Payments (defined below) paid to Seller by Buyer, and (ii) all costs associated with updating the abstract, the title exam and issuing the Title Commitment (as defined in the Option Agreement).

5)	SELLER REPRESENTATIONS AND WARRANTIES. Seller represents and warrants, as of the Effective Date and at Closing, but not thereafter:

a)

There are no tenants of the Property, or any portion thereof, and no other parties in possession of any portion of the Property claiming under Seller and no other party has a right to acquire the Property or any portion thereof.

b)

There are no pending eminent domain proceedings or special assessments of any nature with respect to the Property or any part thereof. Seller has not received any notices of any eminent domain proceedings or special assessments being contemplated with respect to the Property or any part thereof, and Seller, as a municipal authority, does not have any knowledge of any such actions being planned or anticipated.

c)

Seller owns good and marketable title to the Property and has full power and authority to execute and deliver this Contract, the Development Agreement and perform all of its obligations under this Contract and the Development Agreement. All consents, authorizations and approvals which may be required in order for Seller to enter into this Contract or consummate the transactions contemplated hereby have been obtained. The person executing the Contract on behalf of Seller has been duly authorized and empowered to bind Seller to the Contract. The Contract and the Development Agreement, each when executed and delivered by Seller, shall constitute the valid and binding agreements of Seller and be enforceable against Seller in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or regulations presently or hereafter in effect which affect the enforcement of creditors’ rights generally.

d)

Seller has not received notice of and to Seller’s knowledge, there are no violations of any applicable federal, state or local statute, law, ordinance, order, requirement rule or regulation, or of any covenant, condition, restriction or easement affecting the Property.

e)

During the Seller’s ownership of the Property and prior to Closing, Seller has not caused and to Seller’s knowledge, no event has occurred, and no condition has existed, with respect to the Property which could constitute a prior or existing violation of any applicable environmental law.

f)

The Property complies with all applicable laws and ordinances, and the present and intended maintenance, operation, and use of the Property does not violate any environmental, zoning, subdivision, building or similar law, ordinance, code, regulation or governmental permit affecting the Property. The proposed use of the Property for a Refinery and the Intended Uses will not violate or conflict with the current or planned zoning, subdivision or other municipal law or ordinance of Seller. There are no unsatisfied written requests for repairs, restorations, or improvements from any person, entity or authority, including any tenant, lender, insurance carrier, or government authority.

g)

The Property is not subject to any option, sales contract or any other written or unwritten agreement granting any other party the right to purchase or lease any interest in or otherwise occupy the Property except as expressly disclosed to Buyer in writing.

h)

There are no actions, suits, claims, assessments, or proceedings pending or, to the knowledge of Seller, threatened that could adversely affect the ownership, operation, or maintenance of the Property a lithium battery refinery or Seller’s ability to perform hereunder.

6)	BUYER REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants, as of the Effective Date and at Closing, but not thereafter:

a)

Buyer has full power and authority to execute and deliver this Contract, the Development Agreement and perform all of its obligations under this Contract and the Development Agreement. All consents, authorizations and approvals which may be required in order for Buyer to enter into this Contract or consummate the transactions contemplated hereby have been obtained. The person executing this Contract and the Development Agreement on behalf of Buyer has been duly authorized and empowered to bind Buyer to the Contract. The Contract and the Development Agreement, each when executed and delivered by Buyer, shall constitute the valid and binding agreements of Buyer and be enforceable against Buyer in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or regulations presently or hereafter in effect which affect the enforcement of creditors’ rights generally.

b)

There are no actions, suits, claims, assessments, or proceedings pending or, to the knowledge of Buyer, threatened that could adversely affect Buyer’s ability to perform under this Contract or the Development Agreement.

7)	SELLER COVENANTS. Seller covenants and agrees to do the following:

a)

Cessation of Existing Uses and Neighbor Relations. Seller will terminate all existing leases covering the Property prior to Closing. Seller will provide reasonable assistance to Buyer upon Buyer’s request, at Buyer’s reasonable direction and at Buyer’s sole cost, with managing local relationships and potential objections from any neighboring owners, farmers or others to the proposed Refinery and Intended Uses, which covenant and obligation will commence as of the Effective Date and survive Closing until the termination of the Development Agreement provided that it is understood and agreed by Buyer that this covenant does not assure Buyer of any specific outcomes or that any objections will be resolved.

b)

Port of Muskogee. The Seller will use commercially reasonable efforts to facilitate discussions between the Buyer and the Muskogee City-County Port Authority (the “Authority”) regarding the Buyer’s procurement of such agreements with the Authority as may be appropriate regarding the use of the Port Muskogee, which may include, without limitation barge, rail storage and truck capabilities to access and transport goods and supplies to and from the Refinery at the Port Muskogee; provided that it is understood and agreed by Buyer that this covenant does not assure Buyer of any specific agreements or outcomes with Port Muskogee.

c)

Transportation and Access. Seller will use commercially reasonable efforts to assist Buyer with the exploration of incentives, grants and other funding opportunities to improve access to the Property, with a focus on the following specific improvements and the goal that they may be completed prior to the estimated completion of the Refinery: (i) upgrade and improve West 53rd Street to provide a second entrance to the Property, and (ii) extension of rail service to the Property, which covenant will commence on the Effective Date and survive Closing until earlier time that such transportation and access improvements are procured or the termination of the Development Agreement. It is understood and agreed by Buyer that this covenant does not assure Buyer of any specific outcomes or transportation improvements.

d)

Utility and Power Needs. The Seller will provide commercially reasonable assistance to Buyer to facilitate Buyer securing access to all required utility and power needs to operate the Refinery, which covenant will commence on the Effective Date and survive Closing until the earlier of all such utility and power needs are satisfied or the termination of the Development Agreement and will include without limitation: (i) providing OG&E with real property within the Park to permit OG&E to construct, install and operate a new substation to increase electric capacity for the Property on such terms as Seller and OG&E may agree and for Seller to provide easement rights thereto; and (ii) Seller using due diligence to complete its upgrade of the wastewater line to the Property, which Seller has previously commenced. It is understood and agreed by Buyer that this covenant does not assure Buyer of any specific outcomes or transportation improvements.

e)

Environmental Assistance. Buyer is procuring environmental studies and other reports, including Phase I ESA, Wetlands delineation, endangered species investigation and historical cultural assessment. Buyer will provide such reports to Seller at no cost to Seller, provided that Seller use commercially reasonable efforts to assist Buyer with any mitigation or other recommended activity which may be recommended by such reports at no cost or expense or liability to Seller unless otherwise agreed by Seller in writing. It is understood and agreed by Buyer that this covenant does not assure Buyer of any specific outcomes.

f)

Regulatory Assistance. Seller will use commercially reasonable efforts to assist Buyer with any required permits, regulations or other matters for the efficient and orderly construction and operation of the Refinery and the pursuit of the Intended Uses. This covenant will commence on the Effective Date and unless otherwise agreed in writing by Seller and Buyer, this covenant will terminate upon the earlier of the completion of construction of the Refinery or termination of the Development Agreement.

8)

CONDITIONS PRECEDENT. The obligation of Buyer to close on the transaction contemplated herein shall be conditioned upon each of the following conditions (the “Conditions Precedent) being satisfied on or before Closing:

a)

Title. The Title Company shall be committed (subject to Buyer’s and Seller’s payment of their respective costs) to issue the Title Policy, with such endorsements as Buyer may reasonably require, insuring Buyer as fee simple owner of the Property, which Title Policy will be subject only to the Permitted Exceptions;

b)	Material Adverse Changes. There shall be no Material Adverse Changes (defined below) in the physical condition of the Property from the Effective Date to the date of Closing;

c)

Representations and Warranties. All of Seller’s representations and warranties shall be true and correct in all material respects as of the Effective Date and on the date of Closing (but not thereafter), which Seller shall certify to at Closing;

d)

Seller’s Covenants and Obligations. Seller shall not have, on the date of Closing, failed to meet, comply with, or perform, any covenant, condition or agreement on its part to be performed under the terms and conditions of this Contract;

e)

Approvals and Permits. Buyer shall have received all approvals and permits necessary or appropriate to develop and operate the Property as a Refinery and any other Intended Uses as determined by Buyer in Buyer’s reasonable discretion. Without limiting the preceding, it is Buyer’s present understanding that the approvals and permits that will be required to be received prior to Closing are listed on Exhibit C attached hereto.

f)

Environmental Suitability. Buyer is satisfied in Buyer’s reasonable discretion with the environmental condition of the Property and the results of the reports and studies referenced in Section 7(e) above.

If any of the conditions precedent set forth in this Section 8 have not been satisfied on or before the Closing, Buyer shall have the right to (i) waive such conditions precedent and proceed to Closing, (ii) terminate this Contract; or (iii) extend the Closing Date by such time as is reasonably necessary to permit Buyer the opportunity to satisfy the conditions precedent, at Buyer’s sole cost, unless otherwise agreed in writing by Buyer and Seller. For the sake of Section 8(b), a “Material Adverse Change” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the construction of the Refinery or its Intended Use.

9)

CLOSING. Closing of this transaction (“Closing”) shall take place at the office of Pioneer Abstract and Title Company (the “Title Company”), 410 W. Broadway, Muskogee, Oklahoma, on or before the date that is not less than forty-five (45) days after the Effective Date and not more than one hundred twenty (120) days after the Effective Date as reasonably established by Buyer in writing at least ten (10) days prior to Buyer’s proposed date for Closing (the “Closing Date”).

a)

Extension of Closing. Notwithstanding the Closing Date set forth above, Buyer will have the right in its sole discretion to unilaterally extend the Closing Date for two (2), three (3) month extensions, provided that Buyer pays to Seller the sum of Thirty-Three Thousand Three Hundred Thirty-Three Dollars for each extension (each, an “Extension Payment”). Buyer may exercise its extension rights by providing written notice of such extension and paying each Extension Payment at least five (5) business days prior to the Closing Date or the extended Closing Date, as applicable. Any Extension Payments made by Buyer will be applied against the Purchase Price at Closing.

10)	EVENTS OCCURRING AT CLOSING.

a)	Seller’s Performance. At Closing, Seller shall deliver to Buyer:

(i)

A special warranty deed for the Property, fully and duly executed and acknowledged, conveying fee simple title in and to such Property to Buyer, free and clear of all liens and encumbrances whatsoever, except for the Permitted Exceptions (as defined in the Option Agreement) (the “Deed”).

(ii)	The Development Agreement, the form of which is attached hereto as Exhibit B (the “Development Agreement”), fully and duly executed.

(iii)

A Closing Statement prepared by the Title Company, and accurately reflecting the Purchase Price, cost allocations and prorations as provided in this Agreement (the “Closing Statement”), fully and duly executed.

(iv)	Possession of the Property, free and clear of liens and encumbrances, except for the Permitted Exceptions.

(v)

Such additional documents as may be reasonably requested by Buyer or the Title Company in order to carry out and effectuate the intent and purpose of this Agreement, including a Memorandum of the Right of First Refusal under Section 15 hereof.

b)	Buyer’s Performance. At Closing, Buyer shall deliver to Seller:

(i)	The Purchase Price (less prorations, credits and other adjustments).

(ii)	The fully and duly executed Development Agreement.

(iii)	The fully and duly executed Closing Statement.

(iv)

Such additional documents as may be reasonably requested by Seller or the Title Company in order to carry out and effectuate the intent and purpose of this Agreement including a Memorandum of the Right of First Refusal under Section 15 hereof.

11)	CLOSING COSTS.

a)

Seller’s Costs. Seller shall pay the following costs and expenses in connection with the Closing: (i) recording fees for any title curative documents, if any, as agreed to undertake under the Option Agreement, (ii) the premium costs of the Title Policy (as defined in the Option Agreement) based on the Purchase Price, plus, subject to the Option Agreement, any endorsements issued to cure any Defects, (iii) documentary stamp taxes, unless Seller is exempt therefrom, (iv) one-half (1/2) of the Closing fees charged by the Title Company, and (v) Seller’s legal and attorneys’ fees, if any.

b)

Buyer’s Costs. Buyer shall pay the following costs and expenses in connection with the Closing: (i) all costs associated with the premium for a Owners Policy (in excess of the costs of the premium allocated to the Purchase Price), owners extended coverage and endorsements, and lenders coverage (ii) recording fees for the Deed, (iii) survey costs, if applicable, (iv) one-half (1/2) of the Closing fees charged by the Title Company, and (v) Buyer’s legal and attorneys’ fees, if any.

c)

Other Costs. All other costs and expenses incurred by Seller or Buyer with respect to the consummation of the transaction contemplated by this Contract are to be borne and paid exclusively by the Party incurring same without reimbursement, except as otherwise provided in this Contract.

12)	DEFAULT.

(a)

In the event of a breach or default by Buyer under this Contract, and provided Seller is not then in material breach or default under this Contract, Seller may terminate this Contract, and, upon such termination, Seller shall retain the Option Payments and any Extension Payments received by Seller as agreed damages and the parties hereto shall be relieved of all of their respective obligations hereunder and rights against each other with regard to this Contract, except for payment of any costs owed under Section 11 hereof.

(b)

In the event of a breach or default by Seller under this Contract, and provided Buyer is not then in material breach or default under this Contract, Buyer shall be entitled to terminate this Contract and/or pursue its remedies at law, in equity or otherwise, including, but not limited to, specific performance.

(c)

Neither Seller nor Buyer shall be permitted to exercise any right or remedy with regard to a breach or default by the other Party under this Contract unless (i) the non-breaching/defaulting party (the “Non-Defaulting Party”) provides notice to the breaching/defaulting party (the “Defaulting Party”) describing in reasonable detail the nature and grounds of such breach or default (the “Default Notice”) and (ii) the Defaulting Party fails to cure (A) any monetary breach or default within ten (10) business days following its receipt of the Default Notice or (B) any non-monetary breach or default within thirty (30) days following its receipt of the Default Notice (or such longer period of time as shall be reasonable to cure such breach or default if such breach or default cannot reasonably be cured within such thirty [30] period provided that the Defaulting Party commences such cure within such thirty [30] day period and thereafter diligently pursues the completion of such cure).

13) DISCLAIMER. EXCEPT AS SET FORTH IN THIS CONTRACT, THE OPTION OR THE DEED DELIVERED AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER “AS IS, WHERE IS” CONDITION, WITH ALL FAULTS”, WITH NO RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE AND WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT, THE OPTION OR IN THE DEED. SELLER HAS NOT MADE AND IS NOT MAKING, EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT, THE OPTION OR IN THE DEED, ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE PROPERTY, FITNESS FOR ANY PARTICULAR PURPOSE OF THE PROPERTY, ACCURACY OF DIMENSIONS, AND RELATING IN ANY WAY TO HAZARDOUS MATERIALS OR ANY ENVIRONMENTAL MATTERS, SUITABILITY OF SOIL OR GEOLOGY, OR ABSENCE OF DEFECTS OR HAZARDOUS OR TOXIC MATERIALS OR WASTES; AND BUYER ACKNOWLEDGES AND REPRESENTS THAT BUYER IS ENTERING INTO THIS CONTRACT WITHOUT RELYING UPON ANY SUCH STATEMENT, REPRESENTATION OR WARRANTY MADE BY SELLER OR BY SELLER’S AGENT OR BY ANY OTHER PERSON AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT, THE OPTION OR IN THE DEED, IS ACQUIRING THE PROPERTY BASED SOLELY UPON BUYER’S OWN INSPECTIONS, INVESTIGATIONS AND FINANCIAL ANALYSIS. BUYER ACKNOWLEDGES IT HAS HAD AN ADEQUATE OPPORTUNITY TO INSPECT THE PROPERTY AND HAS OR SHALL HAVE CONSULTED WITH SUCH EXPERTS AND PROFESSIONALS AS IT DEEMS APPROPRIATE.

14) INDEMNIFICATION. Buyer hereby releases and discharges the Seller from and shall protect, fully indemnify and save them harmless from and against any and all liability, damage, claims, cost or expense (including reasonable attorney fees and court costs) incident to injury (including injury resulting in death) of persons or damage to or destruction of property to the extent caused by or arising out of Buyer’s due diligence activities with respect to the Property.

15) BUYER RIGHT OF FIRST REFUSAL. Upon the Effective Date, Seller will provide Buyer with a right of first refusal to all or part of Seller’s undeveloped land located east of the Property and those areas contiguous to the Property at the northwest corner and the southeast corner (except the area in the southeast corner currently being used as a parking lot by the New Hope Church) which is shown on the site plan attached hereto as Exhibit D (the “RFR Property”) on the terms and conditions set forth in this Section 15. If Seller receives a bona fide offer from any third party (the “Third Party Offeror”) to purchase all or any part of the RFR Property (a “ROFR Offer”), then Seller shall notify the Buyer of its intent to accept such ROFR Offer, which notice shall include a copy of a letter of intent or purchase contract from such Third Party Offeror and all the material business terms of the ROFR Offer, including the purchase price. Upon receipt of such notice, the Buyer shall have ten (10) days to notify the Seller in writing whether the Buyer elects to exercise its right of first refusal under this Section 15. If the Buyer exercises its right of first refusal in a timely manner, then the Parties shall enter into a purchase and sale agreement for the Buyer to purchase the RFR Property or portion thereof from Seller pursuant to the terms set forth in the above described right of first refusal notice and any other terms mutually agreed to by the Parties; provided that the closing date for the purchase of the RFR Property will not be sooner than the Closing Date for Buyer’s purchase of the Property. The Buyer’s rights under this Section 15 shall survive until all of the RFR Property has been sold. A memorandum setting forth the terms and conditions of Buyer’s right of first refusal will be recorded against the RFR Property within three (3) business days after the Effective Date. Notwithstanding Buyer’s rights set forth in this Section 15, Seller shall have the right to use the RFR Property for any purpose with prior written notice to Buyer describing in reasonable detail the purpose of such intended use, which use will be permitted provided such use does not cause Material Adverse Change to the RFR Property or affect Seller’s ability to convey the RFR Property to Buyer in accordance with the terms and conditions of this Contract; provided that Seller shall have the right to develop the RFR Property with access roads as proposed on Exhibit D. If Buyer does not acquire the Property pursuant to this Contract through no event of default or breach by Seller, then the right of first refusal will be deemed terminated after the proposed Closing Date and Buyer shall execute a recording memorandum confirming the termination of such right of first refusal.

16) BROKERS. The Parties represent and warrant that no broker, finder, or investment banker is entitled to any brokerage, finder’s fee or other fee or commission in connection with the transactions contemplated by this Contract.

17) NOTICES. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person (including by courier) or by registered or certified U.S. mail, postage prepaid, addressed as follows, except that any party may by written notice given as aforesaid change its address for subsequent notices to be given hereunder.

If to the City:	City of Muskogee
229 West Okmulgee
Muskogee, Oklahoma, 74402
Attention: Mike Miller, City Manager

(with copy to)	City of Muskogee
City Attorney
P.O. Box 1927
Muskogee OK 74402-1927

If to Developer:	Stardust Power LLC
15 East Putnam Avenue, Suite 378
Greenwich, CT 06830
Attn: Roshan Pujari
Email: roshan@stardust-power.com

(with copy to)	Phillips Murrah P.C.
101 N. Robinson Avenue, Suite 1300
Oklahoma City, OK 73102
Attn: Sally A. Hasenfratz, Esq.
Email: sahasenfratz@phillipsmurrah.com

18) CONTRACT BINDING. This Contract shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

19) TIME OF THE ESSENCE. Time shall be of the essence in the performance of this Contract. In the event any day for the giving of notice, objection, inspection, Closing or otherwise applicable hereto should fall on a Saturday, Sunday or legal holiday, the giving of such notice, objection, inspection, Closing or otherwise may be delayed until the next succeeding business day.

20) ENTIRE AGREEMENT. This Contract (including its recitals and exhibits) together with the Option constitutes the entire agreement between the Parties with respect to the subject matter hereof, and this Contract and all documents executed in connection herewith supersedes all previous negotiations, discussions, and agreements between the Parties in connection with the sale of the Property and no parol evidence of any prior or other agreement with respect thereto shall be permitted to contradict or vary the terms hereof. This Contract may be amended only by a written instrument executed by Seller and Buyer. The provisions of this Contract may not be waived except by written agreement of the Party against whom a waiver shall be asserted.

21) NO THIRD PARTY BENEFICIARY. This Contract is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary or otherwise.

22) ASSIGNMENT. This Contract may not be assigned by either Party, in whole or in part, without the prior written consent of the other Party; provided, however, Buyer shall be entitled to assign this Contract to one or more entities that are affiliates of Buyer or otherwise advised or managed, directly or indirectly by Buyer by written notice to Seller. Buyer shall also have the right to assign its rights under this Contract to any unrelated party, subject to Seller’s written consent which written consent will not be unreasonably withheld, conditioned or delayed, with it being understood that it would only be reasonable to withhold consent should such assignee’s financial strength be substantially weaker than Buyer or such assignee is not financially capable of undertaking the development of the Refinery, after considering all sources of capital which are reasonably available to such assignee. Any assignment so permitted hereunder shall also result in an assignment of the Development Agreement attached hereto.

23) GOVERNING LAW. This Contract shall be governed by and construed in accordance with the laws of the State of Oklahoma, and the Parties hereby irrevocably submit to the exclusive venue in the US District Court for the Eastern District of Oklahoma, in respect to any proceeding arising out of or relating to this Contract or any of the transaction contemplated by this Contract. Each of the Parties waives any objection it may now or hereafter have to venue to or convenience of forum and agrees that all matters shall be heard and determined only in such court.

24) SEVERABILITY. If any provision of this Contract is held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the other provisions hereof, and this Contract shall be construed and enforced as if such provision had not been included herein.

25) COUNTERPARTS. This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Facsimile or electronic signatures will be deemed original signatures for all purposes under this Contract.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the Parties hereto have signed this Contract on the Effective Date.

SELLER

CITY OF MUSKOGEE

By:	/s/ Mike Miller
Mike Miller, City Manager

ATTEST:

(Seal)
/s/ Tammy L. Tracy
Tammy L. Tracy, City Clerk

Approved as to form and legality this 10 day of January, 2024.

/s/ Katrina Bodenhamer
Katrina Bodenhamer, City Attorney

BUYER

STARDUST POWER, LLC

By:	/s/ Roshan Pujari
Print:	Roshan Pujari
Title:	CEO
Date January 10, 2024

Contract for Purchase and Sale of Real Estate – Signature Page

EXHIBIT A

to

Contract for Purchase and Sale of Real Estate

Muskogee County, Oklahoma

[See Attached]

A tract of land lying in the Northeast Quarter of Section Twenty-two (22), Township Fourteen (14) North, Range Eighteen (18) East of the Indian Meridian, Muskogee County, Oklahoma, being more particularly described as follows:

COMMENCING at the northeast corner of said Northeast Quarter;

THENCE South 88°36’08” West, along the north line of said Northeast Quarter, a distance of 661.60 feet to the POINT OF BEGINNING;

THENCE South 01°38’26” East a distance of 662.20 feet;

THENCE North 88°34’34” East a distance of 590.13 feet to a point on the westerly right of way line of U.S. Highway 64 as established in Warranty Deed recorded in Book 2694, Pages 154 through Page 156;

THENCE along said westerly right of way line, the following two (2) courses:

1. South 04°11’56” East a distance of 293.78 feet;

2. THENCE South 01°44’22” East a distance of 796.59 feet;

THENCE South 61°07’18” West a distance of 260.32 feet;

THENCE South 41°34’45” West a distance of 167.62 feet;

THENCE South 24°50’14” West a distance of 273.12 feet;

THENCE South 20°52’37” West a distance of 33.46 feet;

THENCE South 44°19’04” West a distance of 87.02 feet;

THENCE South 87°23’38” West a distance of 82.02 feet;

THENCE South 57°12’27” West a distance of 153.33 feet;

THENCE South 27°09’06” West a distance of 266.26 feet to a point on the south line of said Northeast Quarter;

THENCE South 88°38’43” West, along said south line, a distance of 747.09 feet to a point on the east right of way line of the Missouri Pacific Railroad;

THENCE North 01°58’33” West, along said east right of way line, a distance of 1,323.24 feet to a point on the north line of the South Half of said Northeast Quarter;

THENCE North 88°37’26” East, along said north line, a distance of 373.59 feet to the west line of the Northeast Quarter of the Northeast Quarter of said Section;

THENCE North 01°42’48” West, along said west line, a distance of 857.23 feet;

THENCE North 88°17’12” East a distance of 116.31 feet;

THENCE North 00°51’08” East a distance of 217.63 feet;

THENCE North 06°29’38” East a distance of 53.30 feet;

THENCE North 49°45’59” East a distance of 32.18 feet;

THENCE North 73°30’22” East a distance of 187.24 feet;

THENCE North 00°34’07” West a distance of 126.26 feet to a point on the north line of said Northeast Quarter;

THENCE North 88°36’08” East, along said north line, a distance of 320.75 feet to the POINT OF BEGINNING.

Said described tract of land contains a gross area of 2,903,870 square feet or 66.6637 acres and a net area, less Statutory rights of way, of 2,895,922 square feet or 66.4812 acres, more or less.

EXHIBIT B

to

Contract for Purchase and Sale of Real Estate

DEVELOPMENT AGREEMENT

This Development Agreement (the “Agreement”) is hereby made and entered into on January 10, 2024 (the “Effective Date”), by and between CITY OF MUSKOGEE, a charter city organized under the constitution of the State of Oklahoma, hereafter referred to as the “City”, and STARDUST POWER LLC, a Delaware limited liability company, licensed to do business in the State of Oklahoma, hereinafter referred to as “Developer”. Developer and the City may each be referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, on the Effective Date, and subject to this Agreement, the City sold and Developer purchased (the “Conveyance”) that certain real property located in Muskogee County, State of Oklahoma, more particularly described on Exhibit A attached hereto and by reference made a part hereof (the “Property”); and

WHEREAS, as part of the consideration for the Conveyance, and as a condition to the City’s agreement to sell the Property to Developer, Developer agrees to initially develop the Property in accordance with this Agreement.

NOW, THEREFORE, in consideration of the mutual understandings and obligations set forth herein, the sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby covenant and agree as follows:

ARTICLE 1

TERM

Section 1.1 Term. This Agreement is effective as of the Effective Date and shall continue until the earlier of the substantial completion of the Facilities in accordance with this Agreement or its early termination in accordance with this Agreement (the “Term”). “Substantial Completion of Facilities” shall mean that construction of the Facilities is substantially complete and that the Facilities are capable of commercial operation. Except with respect to Article V and Section 4.1, which shall all survive the termination or expiration of this Agreement, this Agreement shall have no further force or effect against the Developer or the Property, including without limitation, the use of the Property, following the Term of this Agreement.

ARTICLE 2

OBLIGATIONS OF DEVELOPER

Section 2.1 Construction of Facilities. Developer shall construct the facilities described on Exhibit B (the “Facilities”) in accordance with the Development Schedule set forth in Section 2.2 below and subject to the specifications set forth in Exhibit B (the “Specifications”).

Section 2.2 Development Schedule. Developer shall i) commence the construction of the Facilities within twelve (12) months from the Effective Date, and ii) diligently proceed to completion thereof without unreasonable delays, but subject to construction delays and interruptions due to occurrences of Force Majeure. Commencement of construction will include the development of plans and specification for the Facilities and the start of dirt work for the Facilities. “Force Majeure” means any event or omission causing delays in the Developer’s ability to perform its obligations hereunder arising due to strikes, riots, acts of God, shortages of labor or materials, national emergency, acts of a public enemy, governmental restrictions, plague, epidemic, pandemic, outbreaks of infectious disease or any other public health crisis, including quarantine or other employee restrictions, laws or regulations, or any other cause or causes, whether similar or dissimilar to those enumerated, beyond Developer’s reasonable control (other than obligations that can otherwise be performed by the payment of money). Claims of Force Majeure shall upon occurrence thereof, be delivered within a reasonable time in writing to the City, with said writing setting forth the reason for the claim and the anticipated duration of its impact on Developer’s ability to perform under this Agreement.

Section 2.3 Developer’s Covenants. Developer covenants that during the Term it will:

a.

Maintain the Property, subject to the construction of the Facilities, in substantially the same condition as it exists as of the date of this Agreement, ordinary wear and tear excepted, and except as reasonably necessary or appropriate to construct the Facilities,

b.

Maintain and cause its contractors and subcontractors to maintain, during the Term, such insurance policies as are required by applicable law as well as appropriate liability insurance insuring itself, its respective employees, contractors, and/or subcontractors to cover liabilities that could occur in connection with its operations and activities on the Property, with limits of at least $1,000,000 per occurrence and $2,000,000 general aggregate, for comprehensive general liability and builder’s risk during construction.

c.

Promptly deliver to the City copies of all liability insurance, written notices of violations and promptly notify the City of all final judgments materially and adversely affecting any part of the Property;

d.

Promptly notify the City of the institution of any litigation, arbitration, administrative hearing before any court or governmental agency that could reasonably be anticipated to have a material and adverse affect on the Property;

e.

Promptly after the delivery or receipt thereof, deliver to the City copies of all notices concerning the Property, which relate to releases of hazardous materials affecting the Property in violation of applicable environmental laws or any actual or threatened condemnation of the Property or any portion thereof given by or on behalf of any federal, state, or local agency, and copies of all other correspondence sent, filed, served on, or received by Developer from any federal, state, or local agency materially and adversely affecting the Property;

Section 2.4 Non-Discrimination. Developer, for itself and its successors and assigns, agrees that during the construction of the Facilities, Developer will not discriminate against any employee or applicant for employment because of race, religion, sex, color, national origin, ancestry, disability, marital status or receipt of public assistance. Developer will comply with all applicable federal, state and local laws related to the Property and construction of the Facilities during the Term hereof.

Section 2.5 Immigration Status. Developer agrees that it will utilize the federal immigration verification system to determine the work eligibility status of the Developer’s new direct employees physically performing services on the Property during the Term hereof. Developer will not be responsible for any contractor’s utilization of such system.

Section 2.6 Developer Compliance and City Recognition. So long as Developer complies with its obligations hereunder, the City will provide such certificates as the Developer or its investors and lenders may reasonably request to evidence the compliance with the Developer’s obligations herein. Furthermore, should Developer provide the City with such evidence as the City may reasonably require, to evidence that Developer has procured plans and specifications, permits and approvals, construction contracts and debt and equity funding sources to complete the construction of the Refinery, then the City will release this Agreement or subordinate its repurchase rights to the rights of any construction lender and any other private or governmental lender or provider of any grants, all on such terms and conditions as such parties may require, not to be unreasonably withheld, conditioned or delayed.

ARTICLE 3

DEFAULT, TERMINATION AND RECONVEYANCE

Section 3.1 Default by Developer.

a.	During the Term hereof, each of the following is an “Event of Default” by Developer:

i.

Developer’s breach of Section 2.2 where such failure continues for ninety (90) days after written notice thereof from the City; provided, that if the nature of such default is curable, but that the same cannot with due diligence be cured within ninety (90) days, Developer shall not be deemed to be in default if it shall within such ninety (90) day period commence curing the default and thereafter diligently prosecute the same to completion.

ii.

A failure by Developer to observe and perform any provision of this Agreement to be observed or performed by Developer where such failure continues for sixty (60) days after written notice thereof from the City; provided, that if the nature of such default is curable, but that the same cannot with due diligence be cured within sixty (60) days, Developer shall not be deemed to be in default if it shall within such sixty (60) day period commence curing the default and thereafter diligently prosecute the same to completion.

iii.

Developer becomes insolvent or unable to pay debts as they mature or makes an assignment for the benefit of creditors, or any proceeding is instituted by or against Developer alleging that Developer is insolvent or unable to pay debts as they mature unless the same is removed or dismissed within ninety (90) days after the filing or entering thereof.

iv.

Entry of any judgment, administrative action or order against Developer by any court, administrative agency or any other quasi-judicial agency, which would materially jeopardize Developer’s ability to comply with any of the terms and conditions of this Agreement, that remain unsatisfied for a period of ninety (90) days after becoming final.

v.

Any failure of Developer or its contractor, as applicable, to maintain all required insurance herein during a time that such insurance coverage is reasonably necessary due to the status of construction or operation (or lack thereof) of the Property and such failure continues for sixty (60) days after Developer receives notice thereof.

b.	If an Event of Default occurs during the Term by Developer, and is not cured within the times provided, the City shall have the right to seek the following remedies:

i.

If an Event of Default occurs as a result of Developer’s failure to commence or complete the construction of the Facility as required by Section 2.2 hereof, the sole remedy of the City is the ability to receive a Reconveyance of the Property subject to the terms and conditions contained in Section 3.3 below, after which this Agreement shall terminate and be of no further force or effect against either party; or

ii.

If the Event of Default occurs as a result of any other Developer to materially comply with this Agreement (other than Section 2.2 which is governed by (i) above), the sole remedy of the City is the ability to seek damages in a court of law provided such judicial action is commenced within thirty (30) days after Developer’s failure to timely cure the Event of Default.

Section 3.2 Effect of Termination. In the event the City exercises its right to terminate this Agreement in accordance with Section 3.1(b)(i), then within one hundred eighty (180) days of receiving the written notice of termination, Developer shall:

a.	Terminate all contracts and activities related to the construction of the Facilities; and

b.	Remove all Developer’s (and its employees’ and contractors’) equipment, Facilities, materials, and personal property from the Property.

c.	Reconvey the Property back to the City in accordance with Section 3.3 below.

Section 3.3 Reconveyance. In the event the City exercises it right to the reconveyance of the Property (“Reconveyance”) pursuant to Section 3.1(b)(i) above, then:

a.

Developer shall reconvey the Property to the City pursuant to a Special Warranty Deed which conveys all Developer’s right title and interest in the Property free and clear from liens and encumbrances whatsoever which arise by, through, or under Developer and except for the Permitted Exceptions contained in the Special Warranty Deed received by Developer from the City.

b.

The out-of-pocket, third-party costs, expenses, and transfer taxes, unless exempt, related to the Reconveyance, shall be apportioned between the Developer and the City in the same manner as such costs were apportioned under the Contract for Purchase and Sale, based on the assumption that the Developer is the seller and the City is the buyer pursuant to the Reconveyance.

c.	The Parties will prorate all taxes and special assessments as of the effective date of the Reconveyance.

d.

Subject to the apportionments set forth in Section 3.3(b) and (c), the Purchase Price for the Reconveyance shall be One Million Six Hundred Sixty Two Thousand Thirty Dollars ($1,662,030.00) if the Reconveyance occurs because the Developer did not timely commence construction of the Facilities. If the Reconveyance occurs because the Developer did not complete construction of the Facilities, the Purchase Price for the Reconveyance shall be the sum of One Million Six Hundred Sixty Two Thousand Thirty Dollars ($1,662,030.00), plus the hard costs actually incurred by Developer associated with the construction of the Facilities and any payments for infrastructure or improvements related thereto paid to third parties as verified by written invoices.

ARTICLE 4

RIGHT OF FIRST REFUSAL

Section 4.1 Right of First Refusal. In the event Developer receives a bona fide offer from any third party to purchase the Property for a price equal to or less than 125% of the Purchase Price or to the extent said third party intends to use the Property for any purpose other than constructing and/or operating the Facilities or pursuing any of the Intended Uses (a “ROFR Offer”), then Developer shall notify the City of its intent to accept such ROFR Offer, which notice shall include all the material business terms of the ROFR Offer, including the purchase price. Upon receipt of such notice, the City shall have ten (10) days to notify Developer in writing whether the City elects to exercise its right of first refusal under this Section 4.1. If the City exercises its right of first refusal in a timely manner, then the Parties shall enter into a purchase and sale agreement for the City to purchase the Property back from Developer pursuant to the terms set forth in the above described right of first refusal notice and any other terms mutually agreed to by the Parties. In the event Developer receives an offer, which is not a ROFR Offer, the City will provide such waivers or written documentation which Developer may reasonably require to verify that the City is not entitled to a right of first refusal for the proposed transaction; provided that, to the extent the Developer has not substantially completed the construction of the Facility at the time of the sale to the third party purchaser, then the third party must assume all of Developer’s subsequently arising obligations under this Agreement at the time of acquiring the Property. The City’s rights under this Section 4.1 shall survive until construction of the Facilities are substantially complete and the Facilities are capable of operating in a commercial capacity at which time this Agreement will terminate. Further, if the City has a ROFR Offer and fails to timely exercise its right of first refusal under this Section 4.1, then this Section 4.1 will terminate and be null and void.

ARTICLE 5

GENERAL PROVISIONS

Section 5.1 Entire Agreement. This Agreement embodies the entire agreement between the Parties and supersedes all other prior agreements, both written and oral, between the parties pertaining to the subject matter hereof.

Section 5.2 Governing Law. This Agreement (and any related agreements) shall be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Oklahoma. The Parties agree that the jurisdiction and venue for any dispute arising under this Agreement shall be in the Federal District Court for the Eastern District of Oklahoma.

Section 5.3 Severability. If it should ever be held by a court of competent jurisdiction that any one or more sections, clauses, or provisions of this Agreement are invalid or ineffective for any reason, any such section, clause or provision shall be deemed separate from the remainder of this Agreement and shall not affect the validity and enforceability of such remainder.

Section 5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 5.5 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder, shall be transferred or assigned by Developer, without prior written consent of the City, which will not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, the Developer may sell or otherwise convey the Property to one or more entities that are affiliates of Developer or otherwise advised or managed, directly or indirectly by Developer by written notice to the City (consent from the City is not required) , provided that such transferee party assumes all of the Developer’s subsequently arising obligations under this Agreement at the time of acquiring the Property, at which time the Developer shall be released from such subsequently arising obligations hereunder. Further, notwithstanding anything herein to the contrary, Developer shall also have the right to sell or convey the Property to an unrelated party, subject to the City’s written consent which written consent will not be unreasonably withheld, conditioned or delayed, with it being understood that it would only be reasonable to withhold consent should such transferee’s financial strength be substantially weaker than Developer or such transferee is not financially capable of undertaking the development of the Refinery, after considering all sources of capital which are reasonably available to such transferee. Any such third party transferee that so acquires the Property will assume all of the Developer’s subsequently arising obligations under this Agreement at the time of acquiring the Property, at which time the Developer shall be released from such subsequently arising obligations hereunder.

Section 5.7 Notices. All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person (including by courier) or by registered or certified U.S. mail, postage prepaid, addressed as follows, except that any party may by written notice given as aforesaid change its address for subsequent notices to be given hereunder.

If to the City:	City of Muskogee
229 West Okmulgee
Muskogee, OK, 74402
Attention: Mike Miller, City Manager
Email: citymanager@muskogeeonline.org

(with copy to)	City of Muskogee
City Attorney’s Office
P.O. Box 1927
Muskogee OK 74402-1927
Attention: Katrina Bodenhamer
Email: kbodenhamer@muskogeeonline.org

If to Developer:	Stardust Power LLC
15 E. Putnam Ave, Suite 378
Greenwich CT 06830
Attn: Roshan Pujari
Email: roshan@stardust-power.com

(with copy to)	Phillips Murrah P.C.
101 N. Robinson Avenue, Suite 1300
Oklahoma City, OK 73102
Attn: Sally A. Hasenfratz, Esq.
Email: sahasenfratz@phillipsmurrah.com

Section 5.8 Agreement Binding. This Agreement and all of the terms, provisions and obligations hereof shall be covenants running with the land and be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. Any permitted sale or transfer of the Property shall be made expressly subject to this Agreement.

Section 5.9 Time Of The Essence. Time shall be of the essence in the performance of this Agreement.

Section 5.10 No Third-Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third-party beneficiary or otherwise.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers duly authorized as of the Effective Date.

CITY OF MUSKOGEE

By:	/s/ Mike Miller
Mike Miller, City Manager

ATTEST:

/s/ Tammy L. Tracay
Tammy L. Tracy, City Clerk

Approved as to form and legality this 10 day of January, 2024.

/s/ Katrina Bodenhamer
Katrina Bodenhamer, City Attorney

STATE OF OKLAHOMA	)
	)	SS
COUNTY OF MUSKOGEE	)

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this 10 day of January, 2024, personally appeared Mike Miller, as to me known to be the identical person who executed the within and foregoing instrument as City Manager of the City of Muskogee for the uses and purposes therein set forth.

WITNESS my hand and official seal the day and year above written.

/s/ Leslie Arnold
Notary Public

(SEAL)

My commission expires 5-6-24.

My number is 00005541.

Development Agreement – Signature Page

STARDUST POWER LLC

A Delaware limited liability company

By:	/s/ Roshan Pujari
Print Name:	Roshan Pujari
Title:	CEO

STATE OF CT	)
	)	SS
COUNTY OF Hartford	)

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this 10 day of January, 2024, personally appeared Roshan Pujari to me known to be the identical person who executed the within and foregoing instrument as CEO of Stardust Power LLC, a Delaware limited liability company, for the uses and purposes therein set forth.

WITNESS my hand and official seal the day and year above written.

/s/ Maggie Clayton
Notary Public

(SEAL)

My commission expires 5-22-26.

My number is 18005157.

Development Agreement – Signature Page

EXHIBIT A

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Development Agreement

LEGAL DESCRIPTION OF PROPERTY

Muskogee County, Oklahoma

[See Attached]

AS SURVEYED DESCRIPTION:

A tract of land lying in the Northeast Quarter of Section Twenty-two (22), Township Fourteen (14) North, Range Eighteen (18) East of the Indian Meridian, Muskogee County. Oklahoma, being more particularly described as follows:

COMMENCING at the northeast corner of said Northeast Quarter;

THENCE South 88°36’08” West, along the north line of said Northeast Quarter, a distance of 661.60 feet to the POINT OF BEGINNING;

THENCE South 01°38’26” East a distance of 662.20 feet;

THENCE North 88°34’34” East a distance of 590.13 feet to a point on the westerly right of way line of U.S. Highway 64 as established in Warranty Deed recorded in Book 2694, Pages 154 through Page 156;

THENCE along said westerly right of way line, the following two (2) courses:

1. South 04°11’56” East a distance of 293.78 feet;

2. THENCE South 01°44’22” East a distance of 796.59 feet;

THENCE South 61°07’18” West a distance of 260.32 feet;

THENCE South 41°34’45” West a distance of 167.62 feet;

THENCE South 24°50’14” West a distance of 273.12 feet;

THENCE South 20°52’37” West a distance of 33.46 feet;

THENCE South 44°19’04” West a distance of 87.02 feet;

THENCE South 87°23’38” West a distance of 82.02 feet;

THENCE South 57°12’27” West a distance of 153.33 feet;

THENCE South 27°09’06” West a distance of 266.26 feet to a point on the south line of said Northeast Quarter;

THENCE South 88°38’43” West, along said south line, a distance of 747.09 feet to a point on the east right of way line of the Missouri Pacific Railroad;

THENCE North 01°58’33” West, along said east right of way line, a distance of 1,323.24 feet to a point on the north line of the South Half of said Northeast Quarter;

THENCE North 88°37’26” East, along said north line, a distance of 373.59 feet to the west line of the Northeast Quarter of the Northeast Quarter of said Section;

THENCE North 01°42’48” West, along said west line, a distance of 857.23 feet;

THENCE North 88°17’12” East a distance of 116.31 feet;

THENCE North 00°51’08” East a distance of 217.63 feet;

THENCE North 06°29’38” East a distance of 53.30 feet;

THENCE North 49°45’59” East a distance of 32.18 feet;

THENCE North 73°30’22” East a distance of 187.24 feet;

THENCE North 00°34’07” West a distance of 126.26 feet to a point on the north line of said Northeast Quarter;

THENCE North 88°36’08” East, along said north line, a distance of 320.75 feet to the POINT OF BEGINNING.

Said described tract of land contains a gross area of 2,903,870 square feet or 66.6637 acres and a net area, less Statutory rights of way, of 2,895,922 square feet or 66.4812 acres, more or less.

EXHIBIT B

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Development Agreement

SPECIFICATIONS FOR THE FACILITIES

Description of Facilities:	A full scale lithium battery refinery and related facilities.

Estimated Capital Investment:	$1,000,000,000.00

Estimated Minimum Jobs Created:	1,000

EXHIBIT C

to

Contract for Purchase and Sale of Real Estate

APPROVALS AND PERMITS

(to be provided)

EXHIBIT D

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Contract for Purchase and Sale of Real Estate

SITE PLAN OF RFR PROPERTY